UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2013

WEX INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32426	01-0526993
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

97 Darling Avenue, South Portland, Maine	04106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 773-8171

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 30, 2013, WEX Inc., a Delaware corporation (the “Company”), completed its previously-announced offering of $400 million in aggregate principal amount of 4.750% senior notes due 2023 (the “Notes”) at an issue price of 100.000% of the principal amount, plus accrued interest, if any, from January 30, 2013, in a private placement for resale to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions pursuant to Regulation S under the Securities Act. The Notes were issued pursuant to an indenture dated as of January 30, 2013 (the “Indenture”) among the Company, the guarantors listed therein, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The Notes will mature on February 1, 2023, and interest will accrue at the rate of 4.750% per annum. Interest is payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 2013.

The Notes are guaranteed on a senior unsecured basis by each of the Company’s restricted subsidiaries and each of the Company’s regulated subsidiaries that guarantees the Company’s senior secured credit facility, which, as of the issue date, consist of four of the Company’s restricted subsidiaries. Certain of the guarantees by these subsidiaries are expected to be released after the issue date. WEX Bank, a Utah industrial bank and a wholly-owned subsidiary of the Company (“WEX Bank”), which represents a substantial amount of the Company’s operations, will not be a guarantor and will not be subject to many of the restrictive covenants in the indenture governing the Notes.

The Notes and guarantees described above are general senior unsecured obligations ranking equally with the Company’s existing and future senior debt, senior in right of payment to all of the Company’s subordinated debt, and effectively junior in right of payment to all of the Company’s existing and future secured debt, including the Company’s senior secured credit facility, to the extent of the value of the collateral securing such debt. In addition, the Notes and the guarantees are structurally subordinated to all liabilities of the Company’s subsidiaries that are not guarantors, including WEX Bank.

At any time on or after February 1, 2018, the Company may redeem the Notes, in whole or in part, at any time at the following redemption prices (expressed as a percentage of principal amount of the Notes) if redeemed during the twelve month period beginning on February 1 of the following years: (i) 102.375% in 2018, (ii) 101.583% in 2019, (iii) 100.792% in 2020, and (iv) 100.000% in 2021 and thereafter; plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time prior to February 1, 2018, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100.000% of the principal amount of such Notes redeemed plus a “make-whole” premium (as described in the Indenture), together with any accrued and unpaid interest, if any, to, but excluding, the date of redemption.

In addition, at any time prior to February 1, 2016, the Company may, subject to certain conditions, redeem up to 35% of the Notes from the proceeds of certain equity offerings at a redemption price of 104.750% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Upon the occurrence of a change of control of the Company (as described in the Indenture), the Company must offer to repurchase the Notes at 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The Indenture contains covenants that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries and, in certain limited circumstances, WEX Bank and the Company’s other regulated subsidiaries, to (i) incur additional debt, (ii) pay dividends or make other distributions on, redeem or repurchase capital stock, or make investments or other restricted payments, (iii) enter into transactions with affiliates, (iv) dispose of assets or issue stock of restricted subsidiaries or regulated subsidiaries; (v) create liens on assets, or (vi) effect a consolidation or merger or sell all, or substantially all, of the Company’s assets.

These covenants are subject to important exceptions and qualifications. At any time that the Notes are rated investment grade, and subject to certain conditions, certain covenants will be suspended with respect to the Notes. WEX Bank and the Company’s other regulated subsidiaries will not be subject to some of the restrictive covenants in the Indenture that place limitations on the Company and its restricted subsidiaries’ actions, and where WEX Bank and the Company’s regulated subsidiaries are subject to covenants, there are significant exceptions and limitations on the application of those covenants to WEX Bank and the Company’s regulated subsidiaries.

The Company will use the net proceeds of this offering to repay the outstanding amount under the revolving portion of its senior secured credit facility and to pay related fees and expenses and for general corporate purposes.

The foregoing description of the Indenture does not purport to be a complete statement of the parties’ rights under such agreement and is qualified in its entirety by reference to the full text of the Indenture. The Indenture is attached hereto as Exhibit 4.1 and incorporated by reference in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEX INC.

Date: February 1, 2013	By:	/s/ Steven A. Elder
Steven A. Elder
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of January 30, 2013, among WEX Inc., the Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A.